EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND-QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., April 25, 2003 – Insteel Industries, Inc. (OTC Bulletin Board: IIIN), one of the nation’s leading manufacturers of wire products, today reported a second-quarter net loss of $1.2 million, or 14 cents per share, compared with a net loss of $11.7 million, or $1.39 per share for the same period last year. Sales for the quarter decreased 29 percent to $45.9 million from $64.9 million primarily due to the Company’s exit from the nail business and certain segments of the industrial wire business together with lower sales of concrete reinforcing products. On a comparable basis, excluding revenues from the product lines the Company has exited, sales declined 10 percent.

For the six-month period, the Company reported a net loss of $1.9 million, or 23 cents per share, compared with a net loss of $26.5 million, or $3.13 per share for the same period last year. Excluding the cumulative effect of an accounting change that was recorded in the prior year period, the year-ago loss was $12.1 million, or $1.43 per share. Sales declined 27 percent to $92.7 million from $127.6 million. On a comparable basis, excluding revenues from the product lines the Company has exited, sales declined 8 percent.

Commenting on the Company’s second-quarter results, Insteel’s president and chief executive officer H.O. Woltz III said, “The second quarter was another challenging period for the Company. Weak economic conditions together with near record snowfall in many of our market areas resulted in reduced shipments and were largely responsible for a 13 percent decline in sales of our concrete reinforcing products. In addition, certain of our plants operated on reduced schedules and experienced significant downtime, which had an unfavorable cost impact. In spite of these challenges, we are pleased by the performance of our operations in maintaining their productivity levels and controlling their costs. We are looking forward to the expected seasonal upturn in coming months when we anticipate operating at higher levels of capacity utilization and realizing the benefits of our improved cost structure.”

Sales of industrial wire, including tire bead wire, rose 12 percent from the prior year quarter as the Company continued to pursue increased business with tire producers as well as niche market opportunities for complementary wire products at its Fredericksburg Virginia facility. Despite difficult market conditions and substantially higher energy costs, the operation remained profitable for the quarter, extending its recent favorable performance trends.

On March 17, 2003, the U.S. International Trade Commission (“ITC”) reached a preliminary determination that imports of PC strand from Brazil, India, Korea, Thailand and Mexico had injured the domestic industry. The ITC’s unanimous ruling was in response to anti-dumping and countervailing duty petitions filed by a coalition of domestic PC strand producers, including the Company, on January 31, 2003. These trade petitions alleged that imports from the five countries were being “dumped” or sold in the U.S. at a price that was lower than the price in their home markets or their costs, and that imports from India were receiving illegal government subsidies. The petitioners are alleging anti-dumping margins of up to 122 percent, and in the case of India, countervailing duty margins of 10 percent. The final determination of the cases is scheduled for January 2004.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141 / FAX 336-786-2144

Commenting on the ITC ruling, Woltz said, “The favorable preliminary determination of the ITC has provided the impetus for a correction of the absurdly low prices for PC strand that have prevailed for the last three years. We believe that our cost structure is highly competitive with any producer – domestic or foreign. Absent market distorting practices by foreign competitors, we believe we have the opportunity to restore the profitability of our PC strand operations to reasonable levels, even in the difficult macroeconomic environment that we are now experiencing.”

Looking ahead to the remainder of fiscal 2003, Woltz commented, “We expect that market conditions will remain difficult until we see some recovery in the construction sector as well as the overall economy. Our competitive position has improved substantially, however, and we will rise to the challenges that confront us during the balance of fiscal 2003. As our markets improve and shipments rebound, we expect that the cost and productivity improvements that have been achieved and the incremental revenues generated through increased capacity utilization will favorably impact our financial performance.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing products, tire bead wire and industrial wire for a broad range of construction and industrial applications.

This news release contains forward-looking statements that reflect management’s current assumptions and expectations regarding the occurrence of future actions or events. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain words such as “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” and other words of similar meaning that do not relate strictly to historical or current facts. Forward-looking statements are subject to various risks and uncertainties that include, but are not limited to, those risk factors that are discussed in the Company’s latest Form 10-K and subsequent periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially from those projected, stated or implied by such statements.

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

Net sales	$45,923	$64,900	$92,720	$127,614
Cost of sales	42,222	59,903	84,988	117,549

Gross profit	3,701	4,997	7,732	10,065
Selling, general and administrative expense	2,977	2,784	5,736	6,106
Restructuring charges	—	12,802	—	12,923
Other expense (income)	31	(96)	40	(957)

Operating income (loss)	693	(10,493)	1,956	(8,007)
Interest expense	2,457	2,984	4,947	6,127
Interest income	(1)	30	(17)	(66)

Loss before income taxes and accounting change	(1,763)	(13,507)	(2,974)	(14,068)
Benefit for income taxes	(607)	(1,776)	(1,055)	(1,948)

Loss before accounting change	(1,156)	(11,731)	(1,919)	(12,120)
Cumulative effect of accounting change	—	—	—	(14,358)

Net loss	$(1,156)	$(11,731)	$(1,919)	$(26,478)

Weighted average shares outstanding (basic and diluted)	8,460	8,460	8,460	8,460

Per share (basic and diluted):
Loss before accounting change	$(0.14)	$(1.39)	$(0.23)	$(1.43)
Cumulative effect of accounting change	—	—	—	(1.70)

Net loss	$(0.14)	$(1.39)	$(0.23)	$(3.13)

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 29,	September 28,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$333	$310
Accounts receivable, net	24,785	29,898
Inventories	35,474	32,653
Prepaid expenses and other	3,224	5,831

Total current assets	63,816	68,692
Property, plant and equipment, net	53,017	55,445
Other assets	11,354	12,251

Total assets	$128,187	$136,388

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,320	$23,855
Accrued expenses	7,828	8,796
Current portion of long-term debt	3,500	3,620

Total current liabilities	30,648	36,271
Long-term debt	69,420	70,020
Other liabilities	6,334	6,773
Shareholders’ equity:
Common stock	16,920	16,920
Additional paid-in capital	38,327	38,327
Retained deficit	(29,203)	(27,284)
Accumulated other comprehensive loss	(4,259)	(4,639)

Total shareholders’ equity	21,785	23,324

Total liabilities and shareholders’ equity	$128,187	$136,388

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INSTEEL INDUSTRIES, INC.

INSTEEL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended

	March 29,	March 30,
	2003	2002

Cash Flows From Operating Activities:
Net loss	$(1,919)	$(26,478)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change	—	14,358
Depreciation and amortization	3,517	4,564
Loss (gain) on sale of assets	213	(131)
Restructuring charges	—	12,923
Deferred income taxes	(1,055)	768
Net changes in assets and liabilities:
Accounts receivable, net	5,113	6,330
Inventories	(2,821)	(1,948)
Accounts payable and accrued expenses	(4,810)	(8,574)
Other changes	3,618	516

Total adjustments	3,775	28,806

Net cash provided by operating activities	1,856	2,328

Cash Flows From Investing Activities:
Capital expenditures	(479)	(337)
Proceeds from notes receivable	47	240
Proceeds from sale of property, plant and equipment	13	50

Net cash used for investing activities	(419)	(47)

Cash Flows From Financing Activities:
Proceeds from long-term debt	6,600	2,100
Principal payments on long-term debt	(7,320)	(7,940)
Other	(694)	2,608

Net cash used for financing activities	(1,414)	(3,232)

Net increase (decrease) in cash	23	(951)
Cash and cash equivalents at beginning of period	310	962

Cash and cash equivalents at end of period	$333	$11

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$4,290	$5,228

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INSTEEL INDUSTRIES, INC.